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                                                                                                                       EXHIBIT 12.1
                                                     VIACOM INC. AND SUBSIDIARIES
                                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                     (In millions, except ratios)

                                                                             HISTORICAL
                                      -------------------------------------------------------------------------------------------
                                          Nine Months                             Year Ended December 31,
                                             Ended            -------------------------------------------------------------------
                                       September 30,2000        1999        1998          1997          1996          1995
                                      ------------------        ----        ----          ----          ----          ----
Earnings (loss) before income taxes               $183.4        $843.9      $137.3      $1,178.5        $410.1        $442.7

Add:
     Interest expense                              577.4         461.0       631.2         790.7         839.7         864.4
     Capitalized interest amortized                  2.2           5.7        11.5           4.1           5.9          10.5
     1/3 of rental expense                         222.0         213.8       186.8         225.0         178.4         166.9
     Adjustment for fifty-
        percent-owned affiliates                    25.1         (49.0)      (51.5)       (178.1)         23.6          30.3
     Preferred stock dividends-
        majority owned subsidiaries                  0.0           0.0         0.0           0.0           0.0           0.3
                                      ------------------      -------------------------------------------------------------------

Adjusted Earnings                               $1,010.1      $1,475.4      $915.3      $2,024.2      $1,457.7      $1,515.1
                                      ==================      ===================================================================

Fixed charges:
     Interest expense                             $577.4        $461.0      $631.2        $791.7        $844.2        $876.3
     1/3 of rental expenses                        222.0         213.8       186.8         225.0         178.4         166.9
     Preferred stock dividends-
        majority owned subsidiaries                  0.0           0.0         0.0           0.0           0.0           0.3
                                      ------------------      -------------------------------------------------------------------

Total fixed charges                               $799.4        $674.8      $818.0      $1,016.7      $1,022.6      $1,043.5
                                      ==================      ===================================================================
Ratio of earnings to fixed charges                  1.3x          2.2x         1.1x          2.0x          1.4x          1.5x
                                      ==================      ===================================================================

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                                                                          PRO FORMA
                                         ----------------------------------------------------------------------------
                                                     Nine Months
                                                        Ended                                 Year Ended
                                                  September 30,2000                        December 31, 1999
                                         ------------------------------------      ----------------------------------
                                          Pro Forma for        Pro Forma for       Pro Forma for       Pro Forma for
                                            Viacom/CBS           Infinity           Viacom/CBS           Infinity
                                              Merger              Merger              Merger              Merger
                                         -----------------     --------------      --------------      --------------
Earnings (loss) before income taxes                $140.0             ($16.0)             $670.0              $461.0

Add:
     Interest expense                               765.9              765.9               890.6                890.6
     Capitalized interest amortized                   2.2                2.2                 5.7                  5.7
     Adjustment for fifty-
        percent-owned affiliates                     25.1               25.1              (49.0)                (49.0)
     1/3 of rental expense                          253.7              253.7               260.7                260.7
                                         -----------------     --------------      --------------      --------------

Adjusted Earnings                                $1,186.9           $1,030.9            $1,778.0             $1,569.0
                                         =================     ==============      ==============      ==============

Fixed charges:
     Interest expense                              $765.9             $765.9              $890.6              $890.6
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

     1/3 of rental expenses                        $253.7             $253.7              $260.7              $260.7
                                         -----------------     --------------      --------------      --------------

Total fixed charges                              $1,019.6           $1,019.6            $1,151.3            $1,151.3
                                         =================     ==============      ==============      ==============

Ratio of earnings to fixed charges                    1.2x               1.0x                1.5x                1.4x
                                         =================     ==============      ==============      ==============

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